TO BUSINESS, MEDICAL AND HEALTH EDITORS:

Somanetics Announces Share Repurchase Program Increased by $15 Million

TROY, Mich., May 9 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) announced today that its Board of Directors has authorized the Company to repurchase up to an additional $15 million of its common shares (for a total of $30 million of its common shares). Purchases may be made from time to time in the open market or in privately negotiated transactions. The prices, timing and amount of, and purposes for, any purchases will be determined by the Company's Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer. From April 3, 2008, the date its initial share repurchase program commenced, through May 8, 2008, Somanetics has spent approximately $12.6 million (including commissions) to purchase 787,061 shares at an average purchase price of $15.97 per share. As of May 8, 2008 Somanetics had 12,856,392 shares outstanding. The Company expects to fund its repurchase program with existing cash and cash equivalents on hand.

About Somanetics
Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter System, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body, in somatic, or skeletal muscle, tissue in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists, intensive care nurses and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify cerebral or somatic oxygen imbalances and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit http://www.somanetics.com .

SOURCE Somanetics Corporation